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Exhibit 11.1


                        SILICON STORAGE TECHNOLOGY, INC.
        STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


PRIMARY BASIS:
                                                                               THREE MONTHS ENDED JUNE 30,
                                                                               ---------------------------
                                                                                     1996       1997
                                                                                     ----       ----
Weighted average shares of common stock                                             22,791     23,112
Weighted average shares of common stock obtainable on exercise of options and warrants and upon conversion of convertible
  preferred stock                                                                    2,454          -
                                                                                    ------    -------
Shares used in per share calculations                                               25,245     23,112
                                                                                    ------    -------
Net income (loss)                                                                   $3,722    ($1,109)
                                                                                    ------    -------
Net income (loss) per share                                                         $ 0.15     ($0.04)
                                                                                    ------    -------
                                                                                    ------    -------

PRIMARY BASIS:
                                                                                SIX MONTHS ENDED JUNE 30,
                                                                               ---------------------------
                                                                                     1996       1997
                                                                                     ----       ----

Weighted average shares of common stock                                             22,791     23,191
Weighted average shares of common stock obtainable on exercise of options and warrants and upon conversion of convertible
  preferred stock                                                                    2,422          -
                                                                                    ------    -------
Shares used in per share calculations                                               25,213     23,191
                                                                                    ------    -------
Net income (loss)                                                                   $7,921    ($3,538)
                                                                                    ------    -------
Net income (loss) per share                                                         $ 0.31     ($0.15)
                                                                                    ------    -------
                                                                                    ------    -------


Net income (loss) per share is presented in the Company's financial statements under the primary basis as the effect of dilution under the fully diluted basis is not material.